Exhibit 10.24

harman international

Harman International Industries, Incorporated 8500 Balboa Blvd., P.O. Box 2200,Northridge, CA 91329   (818) 893-8411

August 6, 2004

Dr. Erich A. Geiger
8323 Ocotillo Court
Naples, FL  34113

Re:  Amendment to Employment Agreement

Dear Dr. Geiger:

          We are pleased to offer you the position of Executive Vice President and Chief Technology Officer for Harman International Industries, Inc. (the “Company”), and Executive Chairman of the Company’s Automotive OEM Business Group, on the terms set forth below.  This letter agreement (“Amendment Agreement”) will, when signed by you, amend your existing employment agreement dated July 1, 2003 (the “2003 Agreement”) as follows:

          1.     Duties and Responsibilities.  Subsections (a) and (b) (only) of the 2003 Agreement will be amended to read in their entirety as follows:

                  “(a)  General.   You will function as both Executive Vice President and Chief Technology Officer of the Company, and as Executive Chairman of Harman Becker Automotive Systems.  In the latter role you will be responsible for the Company’s automotive OEM business world wide, with the CEO of that business reporting directly to you.  As Executive Vice President and Chief Technology Officer of the Company you will be responsible for delivering global technological direction.  As a member of the Company’s top management team you will provide counsel to the other members of the top management team, and will provide both leadership to the Company’s automotive OEM business to assure the achievement of its business objectives, and guidance to the Company’s worldwide technology organization to assure the Company’s technical leadership across all business units.

                   “(b)  Essential Functions.   Your essential functions will include the following:

  “Participation as one of the key corporate leaders of the Company;
  “Development and achievement of performance objectives for the automotive OEM business world wide;
  “Creation and direct leadership of the Harman International Corporate Technology Council (CTC).  A primary goal of the CTC is to provide the vision and be the catalyst to identify emerging critical new technologies and ensuring their appropriate and timely application to specific Company business units;
  “Development and implementation of a master five-year technology roadmap for each Company business group;
  “Identification, development and growth of the technology talent pool for the Company, and authoring and implementing an in-depth technology leadership succession plan for the Company;
  “Taking on the role as key technology spokesperson for Harman International; and
  “Developing and implementing a strategic roadmap for the management, protection and commercialization of the Company’s intellectual property.”

“Business leadership for Harman Becker Automotive Systems, as Executive Chairman of that business group;

          2.      Salary.  Section 2 of the 2003 Agreement is amended to read in its entirety as follows:

                   “Your salary commencing August 1, 2004 will be at an annualized rate of US$1,000,000 (One million U.S. Dollars), payable in equal semi-monthly installments of US$41,666.67 (Forty-one thousand six hundred sixty-six and 67/100ths U.S. Dollars) on the 15th and the last days of each month, less deductions as required by law or authorized by you.”

          3.      Pension Benefit.  Subsection (g) of Section 3 of the 2003 Agreement shall be amended to read in its entirety as follows:

                    “(g)    Pension Benefit.   In addition to the capital-sum life insurance referred to in subparagraph 3(f) above, you shall be entitled to a pension benefit to be calculated as follows:

“(i)     You are entitled to an annual gross pension payment (“Annual Pension”) equal to the difference between (a) the sum of what you are entitled to receive under Sections 9(3) and 9(4) of the Managing Director Employment Agreement dated March 28, 2000 between you and Harman Becker Automotive Systems GmbH, as amended (the “Becker Employment Agreement”) and (b) thirty percent (30%) of the average of your highest five (5) consecutive years of Eligible Salary from all Harman companies.

“(ii)     For purposes of this subsection 3(g), “Eligible Salary” shall mean the average of your annual base salary in accordance with paragraph 2 above, as earned (A) during the term of this Agreement, or (B) during the last five years of service under this Agreement if you have completed five years of service or more under this Agreement, plus the average of your Management Incentive Compensation plan bonus (only – no other bonuses or compensation of any nature will be included) during the last five (5) consecutive years of your service as an employee of the Company, including, for this purpose only, all subsidiaries of the Company..  Eligible Salary shall not include any other kind of payments, benefits, bonus or other compensation made or granted to you.

“(iii)     The pension benefits payable hereunder shall be paid in twelve (12) equal monthly installments, commencing on the later of (a) the first day of the month following the month in which you attain age 60, or (b) the termination of this Agreement.

“(iv)     In the event of your death, your widow shall be entitled to a widow’s pension, the amount and payment terms of which shall correspond to the pension entitlement vested at the time of your death, to be paid during the following period:

“(A)     In the event of your death before having attained age 60, for a period of ten years; or

“(B)     In the event of your death during or after the month in which you attain age 60, for the period between your death and the month during which you would have attained age 70.”

          4.     Term.  Section 6 of the 2003 Agreement shall be amended as follows:

                    (1)  Subsection (b) shall be amended to read in its entirety as follows:

                          “(b)  The contractual relationship is established for a fixed term of fifty (50) months through August 31, 2007, and thereafter you or the Company may terminate this Agreement upon at least twelve (12) months’ advance written notice; provided, however, that you may terminate this Agreement at any time six months after the effective date upon which there occurs a Change of Control, as defined in the Company’s 2002 Key Executive Officers Incentive Plan, as amended.   Unless there is such a Change of Control, the earliest effective date of termination of this Agreement is therefore August 31, 2007.”

                    (2)  Subsection (c) shall be deleted, and subsections (d) through (h) shall be redesignated as subsections (c) through (g), respectively.

          5.     Additional Provisions.

                    (1)  Effective Date.  This Amendment Agreement becomes effective on August 1, 2004.

                    (2)  Other Terms Remain in Effect.  This Amendment Agreement does not delete, terminate or replace any provision of the 2003 Agreement except as specifically provided herein and all other terms of the 2003 Agreement shall remain in full force and effect.

                    (3)  No Unilateral Termination.  This Amendment Agreement may not be terminated unilaterally by either party.

                    (4)  Choice of Law.  This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its rules pertaining to conflict of laws.

                    (5)  Amendments Must be Written.  No modification, amendment or waiver of any of the terms hereof shall be effective unless made in writing and executed by the party to be charged.

                    (6)  Invalidity.  If any portion of this Amendment Agreement is deemed by a court of competent jurisdiction, or by a duly appointed neutral arbitrator, to be invalid or unenforceable, then such portion shall be deemed stricken from this Amendment Agreement and the remaining terms shall continue in full force and effect.  The parties shall replace any provision so invalidated with a permissible and valid provision that comes closest in economic and legal content to the invalid provision.

Please acknowledge your understanding of and agreement to the foregoing terms by signing one copy of this letter in the space provided below and returning that signed copy to me.

Very truly yours,
HARMAN INTERNATIONAL INDUSTRIES, INC.

By: /s/ Sidney Harman

_______________________
Sidney Harman
Executive Chairman

I UNDERSTAND AND AGREE TO THE TERMS SET FORTH ABOVE:

/s/Dr. Erich A. Geiger
Dr. Erich A. Geiger                                       Date:   August 6, 2004